EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS FIRST QUARTER RESULTS:
STRONG GROWTH IN WORLDWIDE SALES AND NET EARNINGS;
MANAGEMENT UPDATES ITS FULL YEAR OUTLOOK;
BOARD AUTHORIZES $1 BILLION SHARE REPURCHASE PROGRAM

New York, N.Y., May 23, 2018 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the three months (“first quarter”) ended April 30, 2018. Worldwide net sales rose 15% which, combined with a higher operating margin and a lower effective tax rate, resulted in a 53% increase in net earnings. Based on these strong and better-than-expected results, management revised upward its outlook for the full year ending January 31, 2019 (“fiscal 2018”). In addition, the Board of Directors approved a new $1 billion share repurchase program.

In the first quarter:

•
Worldwide net sales increased 15% to $1.0 billion, resulting from broad-based sales growth; comparable sales increased 10%. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales and comparable sales rose 11% and 7%, respectively.

•	Net earnings increased 53% to $142 million, or $1.14 per diluted share, from last year’s $93 million, or $0.74 per diluted share.

Alessandro Bogliolo, Chief Executive Officer, said, “We are very pleased with this start to the fiscal year, and we are particularly encouraged by the breadth of sales growth across most regions and all product categories. Most importantly, however, we remain focused on achieving sustainable growth in comparable sales, operating margin and earnings by pursuing and investing in the six strategic priorities we put forward in March: Amplifying an evolved brand message; Renewing our product offerings and enhancing in-store presentation; Delivering an exciting omnichannel customer experience; Strengthening our competitive position and leading in key markets; Cultivating a more efficient operating model; and Inspiring an aligned and agile organization to win.”

Mr. Bogliolo added, “In line with the priority of renewing our product offerings, we are excited about the recent unveiling of PAPER FLOWERS, a major collection in platinum and diamonds, ranging from fine to high jewelry. Additions to existing product collections will follow throughout the year.”

He continued, “Simultaneously, our new campaign, “Believe in Dreams,” has debuted across print and digital media. The fresh and whimsical communication, featuring Elle Fanning wearing some of Tiffany’s most iconic jewelry, is a further step in the priority of amplifying an evolved brand message. As previously announced, beginning in the second quarter and for the balance of the year, we are stepping up our spending in certain areas because we are committed to reaching the full, long-term and sustainable growth potential of this legendary brand.”

Net sales in the first quarter by region were:

•
In the Americas, total net sales increased 9% to $425 million and comparable sales rose 9%. Sales increased across the region, and management attributed the growth to higher spending by local customers and foreign tourists. On a constant-exchange-rate basis, total sales and comparable sales increased 8% and 9%, respectively.

•
In Asia-Pacific, total net sales rose 28% to $329 million due to increased retail sales in Greater China and most other markets, as well as higher wholesale sales in Korea; comparable sales rose 14%. Management attributed the growth to higher spending by local customers and foreign tourists. On a constant-exchange-rate basis, total sales and comparable sales increased 23% and 9%, respectively.

•
In Japan, total net sales rose 17% to $151 million and comparable sales rose 14%. Management attributed growth to higher spending by local customers and foreign tourists. On a constant-exchange-rate basis, total sales and comparable sales were 12% and 9%, respectively, above the prior year.

•
In Europe, total net sales increased 13% to $107 million, which largely reflected the positive effects from currency translation, as well as new stores; comparable sales rose 2%. On a constant-exchange-rate basis, total sales increased 1%, while comparable sales declined 9% due to softness across much of the region, which management attributed to lower spending by foreign tourists as well as negative effects from new stores on existing store sales.

•	Other net sales declined 21% to $22 million primarily due to a reduction in wholesale sales of diamonds.

•
Tiffany opened one Company-operated store in the first quarter and closed two. At April 30, 2018, the Company operated 314 stores (123 in the Americas, 87 in Asia-Pacific, 54 in Japan, 46 in Europe, and four in the UAE), versus 310 stores a year ago (124 in the Americas, 84 in Asia-Pacific, 54 in Japan, 43 in Europe, and five in the UAE).

•	Strong sales growth occurred in all jewelry categories (Jewelry Collections, Engagement Jewelry and Designer Jewelry).

Other highlights:

•
Gross margin (gross profit as a percentage of net sales) increased to 63.0% in the first quarter from 62.1% in the prior year, largely reflecting sales leverage on fixed costs and the reduction in wholesale sales of diamonds.

•
Selling, general and administrative (“SG&A”) expenses rose 9% in the first quarter as a result of higher fixed and variable costs, including labor and incentive compensation, occupancy and depreciation.

•
Earnings from operations as a percentage of net sales (“operating margin”) rose to 19.8% in the first quarter, from 16.6% in the prior year’s first quarter, due to sales leverage on SG&A expenses and the higher gross margin.

•	Interest and other expenses, net of $14 million were up slightly from the prior year.

•	The effective income tax rate declined to 25.3% in the first quarter, compared with 31.7% in the prior year, largely reflecting the enactment in December 2017 of the U.S. Tax Cuts and Jobs Act.

•	Net inventories at April 30, 2018 were 5% above the prior year, with 2% of the increase resulting from currency translation.

•
The Company spent approximately $40 million in the first quarter to repurchase approximately 407,000 shares at an average cost of approximately $99 per share (see “New Share Repurchase Program” below).

•
At April 30, 2018, cash and cash equivalents and short-term investments totaled $1.2 billion. Total debt (short-term and long-term) of $980 million was 30% of stockholders’ equity, versus 35% a year ago.

New Share Repurchase Program
The Company’s Board of Directors has approved a new share repurchase program that authorizes the repurchase of up to $1.0 billion of the Company’s Common Stock through open market transactions, including through Rule 10b5-1 plans and one or more accelerated share repurchase or other structured repurchase transactions, and/or privately negotiated transactions.  Purchases under this new program are discretionary and will be made from time to time based on market conditions and the Company’s liquidity needs. This new program, which expires on January 31, 2022, will replace the Company’s existing share repurchase program announced in January 2016.
Under this new program, the Company’s Board of Directors also approved the repurchase of $250 million of the Company’s Common Stock through an accelerated share repurchase transaction which the Company expects to enter into during its fiscal quarter ending July 31, 2018, subject to market conditions.

Fiscal 2018 Outlook:
Management’s guidance for fiscal 2018 includes: (i) worldwide net sales increasing by a high-single-digit percentage over the prior year both as reported and on a constant-exchange-rate basis; and (ii) net earnings increasing to a range of $4.50 - $4.70 per diluted share. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) mid-to-high-single-digit comparable sales growth, with varying degrees of growth in all regions; (ii) worldwide gross retail square footage increasing 2%, net through eight store openings, two closings and at least 15 relocations; (iii) operating margin below the prior year as a result of significant SG&A expense growth (affected by anticipated higher investment spending in technology, marketing communications, visual merchandising, digital and store presentations) at a higher rate than sales growth for the remainder of the year, partly offset by a higher gross margin; (iv) interest and other expenses, net in line with the prior year; (v) an effective income tax rate in the high 20’s; (vi) net earnings and EPS over the balance of the year affected by the amount and timing of the anticipated higher investment spending; (vii) no meaningful effect in fiscal 2018 from the U.S. dollar versus foreign currencies on a year-over-year basis; and (viii) some benefit to net earnings per diluted share from share repurchases.

Management also expects: (i) net cash provided by operating activities of approximately $700 million and (ii) free cash flow (see “Non-GAAP Measures”) of at least $400 million. These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) net inventories increasing at or below the rate of sales growth, (ii) capital expenditures of $280 million and (iii) net earnings in line with management’s expectations, as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its second quarter results on August 28, 2018. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. Please visit www.tiffany.com for additional information.

Forward-Looking Statements:
The historical trends and results reported in this document and on our first quarter earnings conference call should not be considered an indication of future performance. Further, statements contained in this document and made on such call that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Fiscal 2018 Outlook,” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘scheduled,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; product introductions; sales; sales growth; sales trends; store traffic; the Company’s strategy and initiatives and the pace of execution thereon; the amount and timing of investment spending; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; the nature, amount or scope of charges resulting from recent revisions to the U.S. tax code; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic and geopolitical conditions; growth opportunities; litigation outcomes and recovery related thereto; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational initiatives and strategic priorities.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations (including changes effected by the recent revisions to the U.S. tax code) or changes in the guidance related to, or interpretation of, such policies and regulations; shifting tourism trends; regional instability; violence (including terrorist activities); political activities or events; weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors or suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased through open market transactions, including through Rule 10b5-1 plans and accelerated share repurchase or other structured repurchase transaction, and/or privately negotiated transactions; and the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational initiatives and strategic priorities referenced above. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives and priorities. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent quarterly report on Form 10-Q. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K and Form 10-Q in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.
# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)
NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	First Quarter 2018 vs. 2017
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	15%	4%	11%
Americas	9	1	8
Asia-Pacific	28	5	23
Japan	17	5	12
Europe	13	12	1
Other	(21)	—	(21)

Comparable Sales:
Worldwide	10%	3%	7%
Americas	9	—	9
Asia-Pacific	14	5	9
Japan	14	5	9
Europe	2	11	(9)
Other	(7)	—	(7)

Beginning in the first quarter of 2018, the Company revised its definition of comparable sales to include e-commerce and catalog sales, in addition to sales transacted in Company-operated stores open for more than 12 months. The following table reconciles the comparable sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year for the first quarter of 2017:

	First Quarter 2017 vs. 2016 As Revised			First Quarter 2017 vs. 2016 As Previously Reported
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Comparable Sales:
Worldwide	(3)%	(1)%	(2)%	(3)%	(1)%	(2)%
Americas	(4)	—	(4)	(4)	—	(4)
Asia-Pacific	(3)	(1)	(2)	(3)	(1)	(2)
Japan	(1)	—	(1)	(1)	—	(1)
Europe	(4)	(7)	3	(3)	(6)	3
Other	1	—	1	1	—	1

Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended April 30,
	2018	2017
Net sales	$1,033.2	$899.6

Cost of sales	382.3	340.5

Gross profit	650.9	559.1

Selling, general and administrative expenses	446.6	409.5

Earnings from operations	204.3	149.6

Interest and other expenses, net	13.8	13.5

Earnings from operations before income taxes	190.5	136.1

Provision for income taxes	48.2	43.2

Net earnings	$142.3	$92.9

Net earnings per share:

Basic	$1.14	$0.75
Diluted	$1.14	$0.74

Weighted-average number of common shares:

Basic	124.4	124.6
Diluted	125.0	125.3

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	April 30, 2018	January 31, 2018	April 30, 2017
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$1,211.9	$1,291.2	$960.0
Accounts receivable, net	227.7	231.2	233.1
Inventories, net	2,317.6	2,253.5	2,197.4
Prepaid expenses and other current assets	223.0	207.4	204.0

Total current assets	3,980.2	3,983.3	3,594.5

Property, plant and equipment, net	965.6	990.5	920.8
Other assets, net	504.8	494.3	590.9

	$5,450.6	$5,468.1	$5,106.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$96.7	$120.6	$190.6
Accounts payable and accrued liabilities	380.6	437.4	281.4
Income taxes payable	124.3	89.4	35.3
Merchandise credits and deferred revenue	82.7	77.4	75.2

Total current liabilities	684.3	724.8	582.5

Long-term debt	882.9	882.9	880.5
Pension/postretirement benefit obligations	290.7	287.4	322.8
Other long-term liabilities	286.1	284.3	200.8
Deferred gains on sale-leasebacks	38.0	40.5	44.9
Stockholders’ equity	3,268.6	3,248.2	3,074.7

	$5,450.6	$5,468.1	$5,106.2

TIF-E